Exhibit 99.1

TechForce Robotics Announces Manufacturing Scale Strategy to Support Accelerating Demand

Los Angeles, CA , Dec. 29, 2025 (GLOBE NEWSWIRE) — via IBN — Nightfood Holdings, Inc. dba TechForce Robotics (OTCQB: NGTF) (“TechForce” or the “Company”), a leading AI-driven service-robotics platform focused on hospitality, food service, and commercial automation, provides an update on its manufacturing and production-scale strategy as the Company prepares to meet current demand and anticipated growth in the coming year.

TechForce currently sources production through its established manufacturing partner in Beijing, China, which serves as the Company’s exclusive manufacturing and technology partner for select robotic platforms in the United States market. While this facility has consistently delivered high-quality units and supported TechForce’s initial commercial rollouts, its current production capacity is unlikely to meet the anticipated increase in demand next year.

In response, TechForce has initiated a parallel manufacturing expansion plan aimed at onboarding a significantly larger, globally scaled manufacturing partner. This initiative is designed to ensure the Company can support projected increases in customer demand across enterprise, franchise, and multi-location deployments beginning next year, while maintaining strict quality control, supply-chain resilience, and cost efficiency.

“Our Beijing-based manufacturing partner has been instrumental in supporting our early commercialization efforts,” said Ried Floco, TechForce Robotics President. “However, as customer interest accelerates and pilot programs convert into larger fleet deployments, we are proactively preparing for scale. Our team is working diligently to secure additional manufacturing capacity that can support mass production, faster delivery timelines, and long-term growth.”

The Company emphasizes that its manufacturing expansion strategy is aligned with its broader operational roadmap, which includes scaling its Robotics-as-a-Service (RaaS) deployments, expanding enterprise partnerships, and supporting national and international rollouts across hospitality, food service, airports, venues, museums, and other large-footprint commercial environments.

TechForce expects to provide additional updates as discussions with potential large-scale manufacturing partners progress.

About TechForce Robotics

TechForce Robotics, Inc. is an AI-driven service-robotics and automation company focused on developing, deploying, and scaling autonomous robotic solutions for hospitality, food service, and commercial applications. Through a vertically integrated platform that combines robotics technology, real-world operating environments, and scalable manufacturing, TechForce is positioned to accelerate the adoption of automation across multiple industries.

About Nightfood Holdings, Inc. (OTCQB: NGTF)

Nightfood Holdings, Inc. is an emerging robotics company focused on developing and deploying AI-powered automation across multiple industries. Hospitality is the Company’s first sector of entry, where its Robotics-as-a-Service (RaaS) platform addresses heavy-duty, repetitive, dirty, and injury-prone tasks that are increasingly difficult to staff with human labor. Nightfood’s long-term vision is to expand into additional verticals requiring similar automation solutions, delivering scalable robotics that improve safety, efficiency, and reliability across multiple sectors.

As part of its vertically integrated model, Nightfood is also strengthening its balance sheet through ownership of asset-rich real estate, beginning with hotel acquisitions that double as live deployment sites for robotics testing and operational benchmarking. This combined strategy of robotics innovation and real estate growth positions NGTF to capture market share in the rapidly expanding global service-robotics industry, which is projected to exceed $170 billion by 2030.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and Nightfood Holdings’ expected performance. These statements are subject to risks and uncertainties, and actual results may differ materially from expectations. Investors are encouraged to review the Company’s filings with the Securities and Exchange Commission for additional information.

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